Exhibit 99.1

Stater Bros. Holdings Inc.

Reports Redemption of 8.125% Senior Notes due 2012

San Bernardino, California, January 14, 2011 — Stater Bros. Holdings Inc. (“Stater Bros.”) announced today, January 14, 2011, (the “Redemption Date”), the redemption of $45,111,000 in aggregate principal amount of all its remaining outstanding 8.125% Senior Notes due 2012. The redemption price was equal to 100% per $1,000 principal amount of such notes, plus accrued and unpaid interest thereon to the Redemption Date.

Company Information

About Stater Bros.

Stater Bros. is the largest privately held Supermarket Chain in Southern California and operates 167 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

STATER BROS. SUPERMARKETS...SERVING SOUTHERN CALIFORNIA FAMILIES FOR 75 YEARS

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